Company Contacts: Claire Fong Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Investor Contacts: Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

Bionovo Announces Arbitration Decision in Lawsuit Filed by Former Officer - All Claims Denied

Emeryville, California – Bionovo Inc. (NASDAQ: BNVI) announced today that an arbitration decision issued on June 10, 2009 has denied all claims against the company and its founders, Drs. Isaac Cohen and Mary Tagliaferri.

The decision was in reference to a suit filed by former Chief Financial Officer James P. Stapleton, alleging fraud, negligent misrepresentation and breach of oral contract stemming from Mr. Stapleton’s separation from Bionovo. The binding arbitration took place on May 11 and 12, 2009, before Sherman W. Smith, Jr., JAMS.

“It is unfortunate that this arbitration was necessary at all. We are pleased that we have prevailed on all of the issues presented.” said Isaac Cohen, O.M.D., Bionovo’s Chairman and CEO.

There are some residual claims remaining, which were not subject to this arbitration. The Company hopes to resolve these quickly, now that the arbitrator has ruled on several key facts and legal issues in the case.

Bionovo, Inc.

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, "BNVI". For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.